BEN & JERRY'S HOMEMADE, INC.
Route 100
P.O. Box 240
Waterbury, VT 05676




May 8, 1995



Dear Stockholders:

	Enclosed is a proxy statement for the 1995 Annual Meeting of Stockholders, which will be held on Saturday, June 24, 1995 at Sugarbush North Resort in Warren, Vermont, 05674 at 10:00 in the morning. Also enclosed are two proxy cards, one for voting Class
A common shares and one for voting Class B common shares, and a copy of the 1994 Annual Report to Stockholders.

	On the following pages you will find a Notice of 1995 Annual Meeting and Proxy Statement. The Notice of Annual Meeting lists two items of formal business to address at the Annual Meeting.

	We ask your support in the election of directors and in approving Items 2-6.

	We will follow the formal business with time for discussion, and we invite your comments, questions and ideas.

	After the meeting, there will be a one day party. This year we are again calling it the One World One Heart Festival, and it will be a wonderful one day celebration. The festival will be held on Saturday, June 24th and will be filled with music, fun, social activism and surprises. We hope you make plans to join us.

Sincerely,


Ben Cohen
Chairperson


Robert Holland Jr.
President and CEO


BEN & JERRY'S HOMEMADE, INC.
Route 100
P.O. Box 240
Waterbury, VT 05676

BEN & JERRY'S HOMEMADE, INC.

NOTICE OF 1995 ANNUAL MEETING OF STOCKHOLDERS

	NOTICE IS HEREBY GIVEN that the 1995 Annual Meeting of Stockholders of Ben & Jerry's Homemade, Inc. will be held at the Sugarbush North Resort in Warren, Vermont, 05674, on Saturday the 24th of June at 10:00 a.m., Vermont time, for the following purposes:

	1.To fix the number of directors at nine and to elect nine directors to serve for the next year.

	2.To consider and act upon a proposal to adopt the Ben &
Jerry's Homemade, Inc. 1995 Equity Incentive Plan and authorize the delivery of 500,000 shares of Class A
Common Stock from time to time thereunder.

	3.To consider and act upon a proposal to amend the Articles of Incorporation to provide for reasonable protection for directors from exposure to monetary liability in certain circumstances.

	4. To consider and act upon a proposal to amend the Employee Stock Purchase plan to increase the maximum annual number of shares which may be purchased under the Plan by any individual employee in any calendar year.

	5.To consider and act upon a proposal to adopt the 1995
Non-Employee Directors' Plan for Stock in Lieu of
Directors' Cash Retainer and authorize the delivery of 15,000 shares of Class A Common Stock from time to time thereunder.

	6.To consider and act upon a proposal to ratify the selection of Ernst & Young as independent auditors for the 1995 fiscal year.

	7.To transact any other business that may properly be brought before the meeting or any adjourned session thereof.

	Stockholders of record at the close of business on May 1, 1995 are entitled to notice of, and to vote at, the meeting.

BY ORDER OF THE BOARD OF DIRECTORS



Frances Rathke, Secretary

Waterbury, Vermont
May 8, 1995

PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXIES (ONE FOR CLASS A COMMON STOCK AND ONE FOR CLASS B COMMON STOCK) AND RETURN
PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO
ATTEND THE ANNUAL MEETING.
BEN & JERRY'S HOMEMADE, INC

Corporate Offices							                     Mailing Address
Duxtown Commercial Plaza						               Route 100
Junction of Routes 2 and 100						           P.O. Box 240
North Moretown, VT 05660						               Waterbury, VT 05676


1995 ANNUAL MEETING OF STOCKHOLDERS
June 24, 1995

PROXY STATEMENT


	The enclosed form of proxy (one for Class A Common Stock and one for Class B Common Stock) is solicited on behalf of the Board of Directors of Ben & Jerry's Homemade, Inc. ("Ben & Jerry's" or the "Company") for use at the 1995 Annual Meeting of Stockholders to be held at the Sugarbush North Resort in Warren, Vermont on Saturday, June 24, 1995 at 10:00 a.m., Vermont time, and at any adjourned session thereof (the "Meeting").

	The expense of soliciting proxies will be borne by the Company. Directors, officers and regular employees of the Company (who will receive no compensation therefor in addition to their regular salaries) may communicate directly or by mail, telephone or other communication methods with shareholders to solicit proxies. The Company will also reimburse brokers and other persons for their reasonable charges and expenses in forwarding soliciting materials to their principals or other beneficial owners of capital stock of Ben & Jerry's.

	Any proxy may be revoked prior to its exercise (i) by written notice received by the Secretary of the Company at its mailing address set forth above, (ii) by execution of a later-dated proxy, or (iii) by attending the Meeting and voting the shares covered by the proxy in person.

	Stockholders of record at the close of business on May 1, 1995 are entitled to receive notice of and to vote at the Meeting. Each share of the Company's Class A Common Stock and Class A Preferred Stock (the "Preferred Stock") outstanding on the record date is entitled to one vote, and each share of the Company's Class B Common Stock is entitled to ten votes. Each share of Class A Preferred Stock is entitled to one vote. As of the close of business on May 1, 1995, there were outstanding and entitled to vote ______ shares of Class A Common Stock, _______ shares of Class B Common Stock and 900 shares of Class A Preferred Stock.

	The Company's Annual Report for 1994 is being mailed to stockholders with this Proxy Statement. It is expected that this Proxy Statement will be mailed to stockholders on or about May 8, 1995.

	"Signing" at the Annual Meeting.  Mr. and Mrs. Gratzer of
Ballston Spa, New York have generously volunteered their interpreting services to "sign" this year's Annual Meeting, making it accessible to the hearing-impaired.

ITEM #1				ELECTION OF DIRECTORS

	Unless authority to do so has been withheld or limited in the proxy, it is the intention of the persons named as proxies to vote the shares to which the proxy relates to fix the number of directors at nine and to elect the nominees named below.
Management knows of no reason why any nominee should refuse or be unable to serve. However, should any of the nominees refuse or be unable to serve, it is the intention of the persons named as proxies to act in respect to the filling of that office by voting the shares to which the proxy relates, unless authority to do so has been withheld or limited in the proxy, for the election of such other person or persons as may be designated by the Board of Directors or, in the absence of such designation, in such other manner as they may, in their discretion, determine. In no event will the proxy be voted for any number of directors greater than nine. Robert Holland Jr., who became President and CEO on January 30, 1995, was elected a Director in March, 1995 to fill the vacancy created by the resignation of Charles Lacy. All other nominees for election were previously elected Directors of the Company at the 1994 Annual Meeting.

	Set forth below is information relating to the nominees for the Board of Directors. Each Director elected will serve until his/her successor is elected and qualified or until his/her earlier resignation or removal. None of the nominees for Director is related to any other nominee or to any executive officer of the Company by marriage, adoption or blood.


Name		               Age	  Principal Occupation or Employment   Director	Since
Elizabeth Bankowski	  47	  Director of Social Mission               1990
                           Development of Ben &Jerry's
			                        Homemade, Inc. since June 1991.
                           Private political consultant
			                        since January 1990.  Chief of Staff
                           for Vermont Governor Madeline M.
                           Kunin from 1985 to October 1989.

Merritt C. Chandler	  78	  Business Manager, Addison Vermont        1987
                           Central Supervisory Union since 1985.
                           Consultant from 1982 to 1985.  Until
			                        1982, Mr. Chandler was an executive
                           of Xerox Corporation.

Ben Cohen	            44	  Chairperson of the Board of Directors    1977
                           since February 1989. Chief Executive
                           Officer of Ben & Jerry's Homemade, Inc.
                           from January 1, 1991 to January 30, 1995.
                           President from 1983 until February 1989.
                           Vice President from 1977 to 1983.  One
			                        of the Company's two founders in 1977.

Jeffrey Furman	       51	  Consultant to Ben & Jerry's Homemade,    1982
                           Inc. since March, 1991.  Secretary to
                           Ben & Jerry's Homemade, Inc. from 1982
			                        to 1991.  Vice President of Ben & Jerry's
                           Homemade, Inc. from 1982 to March 1990.
                           Senior Consultant, Raven Management
                           Associates from 1976 to 1984.

Jerry Greenfield	     44	  Vice Chairperson of Ben & Jerry's        1990
                           Homemade, Inc. since 1990.	 Director
                           of Promotions from 1987 to 1990.
                           Consultant to the Company from 1985
                           to 1986.  One of the Company's two
			                        founders in 1977.

Robert Holland Jr.   	55	  President Chief Executive Officer of     1995
                           the Company since January 30, 1995.
                           In March 1995 he was elected a Director
                           of the Company.  He had been Chairperson
                           and Chief Executive Officer of ROHKER-J,
                           a consulting firm for Fortune 500
			                        companies since 1991.  Mr. Holland was a
                           Director and Senior Vice President of
                           Gilreath Manufacturing, Inc. from
                           1987 to 1990 and was appointed Chairperson
                           and Chief Executive Officer in March 1990
			                        until 1991.  From 1984 to 1987, Mr. Holland
                           was Chairperson and Chief Executive Officer
                           of City Marketing which engaged in beverage
                           distribution.  From 1968 through 1991,
                           Mr. Holland was an associate and then partner
                           with McKinsey & Company, Inc. where he managed
                           projects for global concerns involving
                           operational, strategic and marketing issues.
                           Mr. Holland is Chairperson of the Board of
                           Trustees at Spelman College, a trustee of
                           Atlanta University Center and Mutual of New
                           York and is a member of the Board of Directors
                           of Middlesex Mutual Assurance and the Harlem
                           Junior Tennis Program.

Fred Lager	          40    Consultant to Ben & Jerry's Homemade, Inc.   1982
                           since February 1991.  President, Chief
                           Executive Officer and Treasurer from
			                        February 1989 to 1991.  General Manager and
                           Treasurer from 1982 until February 1989.

Frederick A. Miller	 48	   Since 1985, he has been President of The     1992
                           Kaleel Jamison Consulting Group, Inc.,
                           a strategic cultural change and management
			                        consulting firm he joined in 1979.  Prior to
                           joining the firm he was Assistant Director
                           of Corporate Training at Connecticut
			                        General Life Insurance Company (now Cigna).

Henry Morgan	        69	   Dean Emeritus of Boston University School    1987
                           of Management since 1986.  Dean from 1979
                           to 1986.  Director, Cambridge Bancorporation,
                           MedChem products, Inc. and Symbolics, Inc.

	There were eleven meetings of the Board of Directors in 1994. Directors who are not employees of the Company receive $9,000 per year plus expenses. On December 17, 1992, two non-employee directors, Mr. Chandler and Mr. Morgan, each received awards of 1,000 shares of the Company's Class A Common Stock under the 1992 Non-Employee Directors' Restricted Stock Plan. The shares had a market value on the date of grant of $28.50 per share.

	The Board of Directors has an Audit Committee, on which Messrs. Chandler, Lager and Morgan, none of whom are employees of the Company, serve. This committee met three times in 1994. The
Audit Committee reviews with management and the Company's independent public accountants the Company's financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the accountants upon the financial condition of the Company and its accounting controls and procedures, and such other matters as the committee deems appropriate.

	The Board of Directors also has a Compensation Committee, which reviews salary and related compensation matters relating to officers of the Company, reviews the compensation of all executive officers of the Company, makes recommendations to the Board regarding policy changes related to compensation, and administers certain compensation plans, including the 1991 Restricted Stock
Plan and the 1985 Stock Option Plan and the Employee Stock
Purchase Plan. Messrs. Chandler, Miller and Morgan, none of whom are employees of the Company, serve on this committee and it met five times in 1994.

Recommendation of the Board of Directors

	The Board of Directors recommends that the stockholder vote to fix the number of directors at nine and for each of the nine nominees.


EXECUTIVE COMPENSATION

Summary Compensation Table

	The following table sets forth the cash compensation paid by the Company in respect of Fiscal Years 1992 - 1994 as well as certain other compensation paid, awarded or accrued for those years to the Company's Chief Executive Officer and the Company's other executive officers at the end of the 1994 fiscal year whose total annual salary and bonuses exceeded $100,000:


								                                            	           Long-Term
			                      Annual Compensation                    Compensation
Name and 						                                Other Annual	    Restricted		  All Other
Principal Position	 Year	  Salary	   Bonus<F1>	Compensation<F2> Stock Awards		Compensation<F3>
Ben Cohen	          1994	 $132,500	    ---	         ---            	---	          $2,650
Chairperson and CEO	1993	 $133,212	    ---          ---            	---          	$2,664
	                   1992	 $123,173    $600	         ---	            ---           $2,469

Jerry Greenfield	   1994	 $132,745	    ---	         ---	            ---	          $2,655
Vice Chairperson	   1993	 $132,517	    ---	         ---	            ---	          $2,650
	                   1992	 $123,173	   $600	         ---	            ---	          $2,469

Charles Lacy<F4>   	1994	 $150,358	   $735	         ---	            ---	          $3,000
President and COO	  1993	 $150,262	 $1,970	         ---	            ---	          $3,045
	                   1992	 $131,346	 $2,714	     $20,498	            ---	          $2,635

Frances Rathke	     1994	 $121,398	   $611	         ---	            ---           $2,440
CFO, Treasurer	     1993	 $110,000	 $1,581	         ---	            ---           $2,232
and Secretary	      1992	 $97,557	  $2,206	      $8,078	            ---	          $1,959

Elizabeth Bankowski	1994	 $115,803	   $328	         ---	            ---	          $2,323
Director of Social	 1993	 $105,000	   $694	         ---	            ---           $2,114
Mission Development	1992	  $87,691	 $1,041	         ---	            ---	             ---

<F1>"Bonus" includes discretionary distributions under the Company's profit sharing plan pursuant to which a cash bonus was awarded to all employees (other than co-founders, Ben Cohen and Jerry
Greenfield) and also includes the $600 bonus paid to all employees in 1992.

<F2>"Other Annual Compensation" includes tax reimbursement on restricted stock awards made in 1991 and gross up.

<F3>"All Other Compensation" includes company contributions to
401(K) plans.

<F4>Mr. Lacy resigned as President and COO in January 1995.

Option/SAR Grants in 1994
                                                               				   Potential
					                                                                 Realizable
					                                                                 Value at
		                           Percentage			                            Assumed Annual
		                           of Total			                              Rates of
		                           Options/			                              Stock Price
		                            SARS	       Exercise		                  Appreciation
	                  Options/	 Granted to 	    or 		                    for Option Term
	                    SARS	   Employees	   Base Price	   Expiration
	                  Granted	  in 1994<F1>	 (per share)	  Date	      5%	      10%
Ben Cohen	             0	         0	          0	           0	         0	       0
Jerry Greenfield	      0	         0	          0	           0	         0	       0
Charles Lacy	      1,430	       .8%	      $16.75	        3/31/04	  $15,064  $38,174
Frances Rathke	    1,185	       .7%	      $16.75	        3/31/04	  $12.483	 $31,634
Elizabeth Bankowski	 970	       .5%	      $16.75	        3/31/04	  $10,218	 $25,894

- - ----

<F1>Options granted on March 31, 1994 have a
ten year term with 50% vesting in two years and the remaining 50% vesting in four years.

Aggregated Option/SAR Exercises in 1994 and 1994 Year-End
Option/SAR Values


	                   Shares
	                   Acquired			                                     Value of Unexercised
	                   on		                Number of Unexercised	      In-The-Money Options/
	                   Exercise		          Options/SARS at 12/31/94	    SARS at 12/31/94
				                (#)	      Realized	 Exercisable	 Unexercisable	 Exercisable	 Unexercisable
Ben Cohen			         0	        0	        0	               0         	0	           ---
Jerry Greenfield		   0	        0	        0	               0	         0  	         ---
Charles Lacy		       0	        0	        0	           1,430	         0           	---
Frances Rathke		     0	        0	        0	           1,185	         0	           ---
Elizabeth Bankowski	 0	        0	        0	             970	         0	           ---



Compensation Committee Report on Executive Compensation

	The Compensation Committee of the Board of Directors is composed of three independent, non-employee directors who have no interlocking relationships as defined by the Securities and Exchange Commission and whose names appear below. The Committee is responsible for reviewing salary and related compensation matters relating to the Chief Executive Officer and the other officers of the Company and making recommendations to the Board regarding compensation policy changes for the Company. The
Committee also administers the Company's Stock Option Plan (under which stock options were granted for the first time in 1994), the 1991 Restricted Stock Plan (under which no restricted stock awards were made in 1994) and the 1986 Employee Stock Purchase Plan.

General Compensation Philosophy

	In 1994 the Company's compensation policy changed. Historically, the Company paid its highest paid executive officer a base salary, including benefits, of no more than a certain multiple (seven to one in 1994) of the base salary, including benefits, of its lowest paid full-time employee at the Company's plants with over one year of service. Items not included in this calculation were stock awards or options granted under the Company' Restricted Stock Plan or Stock Option Plan.

	After careful consideration, the Board of Directors concluded that the seven-to-one salary ratio needed to be replaced; in particular the ratio had become a barrier to recruiting experienced people who can keep the Company true to, and successful at, realizing all three parts of its corporate mission statement. The Board of Directors voted unanimously in May, 1994 to discontinue the ratio as a formal compensation policy, while continuing to apply a principal of salary compression and also a policy of "linked prosperity", which is intended to achieve more alignment of the interests of management with those of the shareholders by means of including in compensation packages certain "at-risk" components of incentive pay. The new
Compensation Philosophy was applied when the Company hired Robert Holland Jr. as President and CEO in January 1995, as outlined below.

	The Company is presently engaged in a review and reformulation of its entire compensation programs, for presentation to the Compensation Committee and the Board of Directors. The proposed
1995 Equity Incentive Plan, proposed as Item 2 for stockholder approval, is a key element in the program.

	The Company operates in the competitive environment of the ice cream and frozen dessert industry. While applying a principle of salary compression and "linked prosperity", the Company strives to maintain compensation programs that allow the Company to respond to the competitive pressures within this industry. The Company's compensation philosophy is to offer compensation opportunities linked to the Company's three-part mission, individual performance and overall contribution to the Company's success and the enhancement of shareholder value. These compensation opportunities are intended to enable the Company to attract, retain and motivate the management talent necessary to ensure the Company's long-term growth, both financial and non-financial (i.e. social performance).

Compensation Components

	It is the Committee's objective to have a substantial portion of the Chief Executive Officer's compensation contingent ("at risk") upon the Company's successful performance, as well as his or her contribution to the Company's success in meeting its three-part mission, balancing both short and long-term goals. The compensation program for the Company's Chief Executive Officer, effective January 30, 1995, consists of three main components: (1) a base salary; (2) an annual bonus; and, (3) long-term incentives.
The second and third elements constitute the "at risk" portion of the Chief Executive Officer's overall compensation program. These three components are in addition to the Company's employee benefits, which include hospital and health insurance, life insurance, 401(k) Retirement Plan, Employee Stock Purchase Plan and the Company's informal profit sharing plan.

	Base Salary. The Committee annually reviews the base salary of the Chief Executive Officer and other officers. In determining salary adjustments, the Committee considers the Company's success in achieving the three-part mission objectives, the CEO's individual performance, and the CEO's base salary in relation to the lower-to-mid end of the competitive range of pay for the position.

	Annual Incentive Bonus. The annual incentive bonus is the first "at risk" element in the Company's Chief Executive Officer compensation program. At the beginning of each year, the Board of Directors is to establish the three-part mission objectives for that year, including business plan revenue and profitability targets and non-financial objectives. The Committee then will establish an annual incentive bonus award target for the CEO.

	Long-Term Incentive Program. The long-term incentive program is the second "at risk" element of the Company's compensation program in which it is intended that the Chief Executive Officer, all other executive officers and all key employees will be eligible to participate. The Committee may also grant, from time to time, options across the board to all levels of employees. The adoption of the proposed Equity Incentive Plan is integral to this part of the Company's compensation program. The Committee views the granting of stock options as a significant method of aligning management's long-term interests with those of the shareholders.
This approach brings into balance short and long-term compensation with the Company's goals, fosters the retention of key executive and management personnel, and incents the achievement of superior performance at the different employee levels within the Company. Long-term incentive awards to executives will be based upon criteria which include an individual's current position with the Company, total compensation, the executive's performance in the recent period, expected contributions to the achievement of the Company's long-term performance goals, and competitive practice.

1994 Compensation of the Chief Executive Officer

	While serving as Chairperson and CEO in 1994, Mr. Cohen's 1994 base salary, as approved by the Committee, was $132,500, as compared with $133,212 for the year 1993. Mr. Cohen did not receive any incentive stock awards in 1994. Mr. Cohen did not participate in the Company's informal profit sharing plan. He currently spends the principal portion of his time on his responsibilities as Chairperson of the Board of Directors, new product development and corporate responsibility initiatives.

1995 Compensation of the Chief Executive Officer

	Mr. Holland, the Company's President and Chief Executive Officer, receives a 1995 annual base salary of $250,000 and he is entitled to an annual incentive award in an amount up to but not exceeding $125,000, subject to a sliding scale based upon the extent to which the Compensation Committee determines that Mr. Holland has met objectives to be established shortly for 1995.
Mr. Holland received non-incentive stock options to purchase 180,000 shares of Class A Common Stock at an exercise price of $10 13/16 per share, equal to the fair market value at the date of grant and becoming exercisable at the times specified in the option (see "Certain Relationships and Related Transactions").

											Merritt C. Chandler
											Frederick A. Miller
											Henry Morgan

Certain Relationships and Related Transactions

	Mr. Cohen, Chairperson, Chief Executive Officer and a director, has an employment agreement which has been extended for a term ending April __, 1997. The agreement provides for a base salary, which may be increased by the Board (the Board has currently fixed such base salary at $132,500) and he is entitled to an incentive bonus at the discretion of the Board. The agreement also provides for certain medical benefits and a covenant not to compete during the term of the agreement and for a two-year period thereafter, in consideration of payment by the Company (except as otherwise provided in the agreement) of the then current base salary during such two year period.

	Mr. Greenfield, Vice Chairperson, a director and President of the Ben & Jerry's Foundation, has an employment agreement which has been extended for a term ending April __, 1997. The agreement provides for a base salary, which may be increased by the Board
(the Board has currently fixed such base salary at $132,500) and he is entitled to an incentive bonus at the discretion of the Board. The agreement also provides for certain medical benefits and a covenant not to compete during the term of the agreement and for a two-year period thereafter, in consideration of payment by the Company (except as otherwise provided in the agreement) of the then current base salary during such two year period.

	Mr. Holland was hired January 30, 1995 as President and Chief Executive Officer and in March 1995 replaced Mr. Lacy as a
Director.   Under Mr. Holland's Employment Agreement which has a
term of four years, Mr. Holland is entitled to a base salary of $250,000 per year, subject to increase from time to time by the Board of Directors, and an annual incentive award, payable in cash or vested shares of Class A Common Stock as determined by the Compensation Committee of the Board of Directors, in an amount up to but not exceeding $125,000, with all or such portion thereof to be earned on a sliding scale based upon the extent to which the Committee determines that Mr. Holland has met in each fiscal year the objectives previously established for that year by the Compensation Committee. For 1995, the Incentive Award Objectives will be financial objectives and then for years 1996 and beyond the Objectives will be financial and non-financial in nature (i.e. Internal Culture and External Social Responsibility, etc.).

	Under the Company's 1985 Stock Option Plan, Mr. Holland received non-incentive stock options to purchase 180,000 shares of Class A Common Stock of the Company at an exercise price of 1013/16 per share equal to the fair market value at the date of grant.
The options have a term of eight years and become exercisable at the rate of 20,000 shares a year for the first four years, and thereafter at the rate of 25,000 a year so long as Mr. Holland is an employee of the Company, provided that, in lieu of said "regular" annual vesting of options during the fifth through eighth years, options for 25,000 shares which are at the time the latest options to become "regularly" exercisable by the passage of time become exercisable, by acceleration, upon the Committee's determination by March 15th of each year, commencing March 15, 1996, that Mr. Holland has met the Non-Financial Option Objectives previously established for that fiscal year by the Committee.

	The Agreement provides for termination of employment by the Company for cause (as defined). The Agreement also provides for termination by the Company other than for cause or by Mr. Holland for good reason (as defined), in each of which events Mr. Holland is entitled to receive for the remaining period of the four year term his base salary and an amount equal to the average Incentive Award that was earned prior to termination under the Agreement times the period remaining and all options which could have become exercisable upon "regular" annual vesting prior to the end of the four year term shall be accelerated and become vested upon such termination. The Agreement also provides that during the term and for two years thereafter Mr. Holland will not compete with the Company.

	In February 1991 Mr. Lager retired as an employee of the Company and President (and Chief Executive Officer). Mr. Lager first provided services to the Company in 1982 and has been instrumental, along with the co-founders of the Company, in its emergence as a leading super premium ice cream business and a socially responsible Vermont company. Mr. Lager is currently a director of and a consultant to the Company.

	Under the terms of the Employment Agreement dated January 1, 1984 between the Company and Mr. Lager, Mr. Lager is entitled, in consideration of his covenant not to compete for the period of two years after termination of employment, to severance compensation during that two year period at his annual base salary level in effect on the date of termination of employment ($100,000 per year). The Employment Agreement was amended December 30, 1990 to
(i) extend the termination date from December 31, 1989 to February 2, 1991, (ii) provide that the Company pay for family health insurance coverage under the Company's regular employee health insurance plan for a twelve year period after termination, (iii) transfer to Mr. Lager a $1 million life insurance policy presently held by the Company on Mr. Lager's life and to provide for continued payment by the Company of the premiums due on the life insurance policy (currently $11,165 per year) until the date when the policy becomes "self-funding", which is estimated to be December 31, 2002, and (iv) extend the non-compete provisions for an additional three years (without any additional payment) beyond the two-year post-employment non-competition period provided for in the original Employment Agreement.

	Under the terms of a Consulting Agreement dated as of January 17, 1991, Mr. Lager agrees to furnish management consulting services to the Company upon the Company's request (up to approximately 40 hours per month at the Company's request, subject to holidays and vacations) for a five-year period, commencing February 3, 1991, with compensation being paid at the rate of $75,000 for the first year, and with $5,000 annual increases for each of the following four years. Under the Consulting Agreement
Mr. Lager has agreed not to compete with the Company during the term of and for a period of two years following the expiration of the Consulting Agreement.

	Mr. Lager's Consulting Agreement was amended effective July 1, 1994 to reflect additional consulting services during the period the Company was searching for a new Chief Executive Officer. Mr. Lager has been the Acting Director of Manufacturing since October 1994. The Amendment covered the period July 1, 1994 through
December 31, 1994 and suspended the Original Consulting Agreement payments until the end of this specified period. Under the terms of the Amendment, Mr. Lager agreed to furnish management consulting services to the Company on a full-time basis with compensation at the rate of $3,300 per week plus reasonable out-of-pocket expenses for the period July 1, 1994 through December
31, 1994 and the termination date of Mr. Lager's Original
Consulting Agreement was extended from February 2, 1996 to July
31, 1996.  Effective January 1, 1995 the arrangement for Mr.
Lager's full-time consulting services has been extended until such time as the CEO and the Board determine that Mr. Lager's full-time consulting services are no longer needed, at which time Mr. Lager will provide consulting services at the request of the Company and at the rate and terms specified in the Original Consulting
Agreement. Commencing January 1, 1995, Mr. Lager's compensation for full-time consulting services under the arrangement presently in effect is at the rate of $20,000 per month, in addition to payments under Mr. Lager's Original Consulting Agreement at $7,900 per month, plus reasonable out-of-pocket expenses. It is contemplated that Mr. Lager shall return to the consulting level under the original Consulting Agreement level once a new Director of Manufacturing has been hired.

	Subsequent to year-end 1990, Mr. Furman retired as an employee of the Company and as Secretary. Mr. Furman first provided services to the Company in 1978, and has been instrumental, along with the co-founders of the Company, in its emergence as a leading super premium ice cream business and a socially responsible
Vermont company. Mr. Furman is currently a director of and a consultant to the Company.

	Under the terms of a Severance and Non-Competition Agreement dated as of December 31, 1990, Mr. Furman received to a two-year severance/non-competition payments similar to those to be paid to Mr. Lager. Under the terms of the Agreement, Mr. Furman is entitled, as severance and in consideration of his covenant not to compete for a period of five years after termination of employment, to compensation payable for the first two years after termination on March 2, 1991 at the annual rate of $60,000. The Severance and Non-Competition Agreement also provides for the Company to pay for family health insurance coverage under the Company's regular employee health insurance plan for an eight-year period after termination. In 1994, Mr. Furman was paid $70,300 for consulting services in connection with his work on behalf of the Company as the Chair of the CEO Search Committee and consultant for certain projects including the Russian joint venture, franchise "partnershops" and "alternative" supplier arrangements.

	The Company entered into an Employment Agreement dated as of August 18, 1994 with Mr. Lacy. Under the terms of the Agreement, Mr. Lacy received a base salary of $150,358 per year for the fiscal year ending December 31, 1994 plus reasonable out-of-pocket expenses and medical benefits. In addition, the Employment Agreement provides Mr. Lacy is entitled, in consideration of his covenant not to compete for the period of four years after the date of termination of employment (whether such termination is involuntary or voluntary subject to certain provisions) to severance compensation during the two year period after termination at the annual rate of $150,000 plus medical insurance coverage for a period of four years after termination and the transfer to Mr. Lacy of a $1 million life insurance policy on Mr. Lacy's life and to provide for continued payment by the Company of the premiums on the policy for five years following the date of such termination of employment. In 1995 Mr. Lacy resigned as President, COO and Director of the Company and has agreed to continue with the Company for a period of time during the transition to a new Chief Executive Officer.

	Messrs. Cohen, the Chairperson, and Furman, a director of and consultant to the Company, are the principal stockholders of Community Products, Inc. Community Products, Inc. sells Rain
Forest Crunch cashew-brazilnut buttercrunch candy to be included in Ben & Jerry's Rain Forest Crunch flavor ice cream to the Company. During the year ended December 31, 1994, the Company purchased Rain Forest Crunch cashew-brazilnut buttercrunch candy to be included in Ben & Jerry's Rain Forest Crunch flavor ice cream for an aggregate purchase price of approximately $1,500,000 from Community Products, Inc. The candy was purchased from Community Products, Inc. at competitive prices and on standard terms and conditions. Although the Company expects to purchase additional quantities of candy from Community Products, Inc. and had purchase commitments of approximately $1,500,000 as of April 1995, severance of Ben & Jerry's relationship with this supplier would not have a material effect on the Company's business.

Stock Performance Graph

	The following graph sets forth information comparing the cumulative total return to holders of the Company's Common Stock (Class A and Class B) over the last five years (the "Measuring Period") with (1) the cumulative total return of the NASDAQ Stock Market Index (U.S.) and (2) the cumulative total return of the Standard and Poors Food Index, assuming in each case the
investment of $100 on December 31, 1989.   The yearly change in
cumulative total return is measured by dividing (i) the sum of (a) the cumulative amount of dividends for each fiscal year, assuming dividend reinvestment, and (b) the change in share price between the beginning and end of the Measuring Period, by (ii) the share price at the beginning of the Measuring Period. The Company has not paid any cash dividends.

Date		     Ben & Jerry's 			  NASDAQ US Stocks		    S&P Food Index

12/31/89	     100					             100						              100
12/31/90	      94					              85						              108
12/31/91	     235					             136						              157
12/31/92	     362					             159						              157
12/31/93	     205					             181						              144
12/31/94	     121					             177						              161


	The above stock performance graph is required by regulations adopted by the Securities and Exchange Commission.

Stock Ownership Filings

	Under the securities laws of the United States, the Company's directors, certain of its officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange
Commission. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file by these dates during 1994. All of these filing requirements were satisfied by its directors and officers and, to the knowledge of the Company, ten percent holders except as follows. Mr. Lacy was required to file a Form 4 on December 10, 1994 with respect to sales of 2,000 and 1,000 shares of Class A Common Stock on November 8 and 18, 1994 respectively. These transactions were reported on a Form 5 on February 8, 1995.


ITEM #2	PROPOSED ADOPTION OF THE BEN & JERRY'S
	HOMEMADE, INC. 1995 EQUITY INCENTIVE PLAN

General

	The Company has a 1985 Stock Option Plan which was approved by stockholders in 1985. The Plan was not used until recently. In
1994, as part of the general process in which the Board moved from the "7 to 1" salary ratio to its current compensation philosophy
(see "Compensation Committee Report" herein), the Compensation Committee of the Board of Directors (the "Committee") granted options for a total of 177,898 shares of Class A Common Stock to approximately 500 employees across all levels of the Company. In January, 1995 the Committee granted options for 180,000 shares to Robert Holland, Jr. in connection with his selection as the new President and CEO of the Company. The Board has decided that the continued use of options must be an integral part of the Company's compensation program.

	Although options for an additional 182,721 shares of Class A Common Stock can still be granted under the 1985 Stock Option
Plan, no options may be granted under that Plan after August 11, 1995. Thus, Ben & Jerry's will need to have a new stock option plan under which options can be granted when the 1985 Plan expires in August, 1995. Since waiting to obtain stockholder approval of a new stock option plan at the 1996 Annual Meeting would be administratively impracticable, the Board has adopted the Ben & Jerry's Homemade, Inc. 1995 Equity Incentive Plan and is presenting it for stockholder approval at the 1995 Annual Meeting.

	Similarly, the Board believes that the Company needs the ability to issue shares of Class A Common restricted stock to employees.
The Company has a 1986 Restricted Stock Plan (under which no further shares may be awarded) and has a 1991 Restricted Stock
Plan under which 69,450 shares of Class A Common Stock may still be awarded, but none could be awarded after December 31, 1995.

	Accordingly, to meet the Company's needs, the Board has adopted, subject to stockholder approval at the 1995 Annual Meeting, the Ben & Jerry's Homemade, Inc. 1995 Equity Incentive Plan (the
"Equity Incentive Plan") under which shares of Class A Common
Stock may be awarded in the form of stock options, restricted shares and other stock-based awards, together with a potential for cash performance awards.

Description of the Ben & Jerry's Homemade, Inc. Equity Incentive
Plan.

	On May ___, 1995 the Board of Directors adopted, subject to approval by the stockholders at the 1995 Annual Meeting, the Equity Incentive Plan. The Equity Incentive Plan, which is administered by the Compensation Committee (the "Committee"), no members of which may participate in the Equity Incentive Plan, permits the granting of a variety of stock and stock-based awards and related benefits, including stock options, restricted and unrestricted shares, deferred stock, cash and stock performance awards, rights to receive cash or shares with respect to increases in the value of the Class A Common Stock, cash payments sufficient to offset the federal, state, and local ordinary income taxes of participants resulting from transactions under the Equity
Incentive Plan, and loans to participants in connection with awards, all as more fully described below.

	A copy of the Plan is attached as Exhibit A, and the following summary description is qualified by the text of the complete Plan so attached as Exhibit A.

	Eligible Participants; Maximum Number of Shares. The Equity Incentive Plan's eligibility criteria encompass officers and other key employees as well as all other employees of the Company and its subsidiaries, and other persons who are in a position to make a significant contribution to the Company and its subsidiaries.
As of May 1, 1995, __________ persons, including two Directors, were eligible to participate in the Equity Incentive Plan.
Options for no more than 200,000 shares can be granted to any individual in any one year under the Plan.

	Subject to adjustment for stock splits and similar events, the total number of shares of Class A Common Stock (the "Common
Stock") that can be issued under the Equity Incentive Plan is 500,000 shares. If any award under the Equity Incentive Plan which requires exercise by the participant for the delivery of Common Stock terminates without having been exercised in full, or if any award payable in Common Stock or cash is satisfied in cash rather than Common Stock, the number of shares of Common Stock as to which such award was not exercised or for which cash was substituted will be available for future grants. The Equity
Incentive Plan is not required to be qualified under Section
401(a) of the Internal Revenue Code, nor is it subject to the provisions of the Employees Retirement Income Security Act of
1974.

	Stock Options. The Equity Incentive Plan permits the granting of options that qualify as incentive stock options under the Internal Revenue Code ("incentive options" or "ISOs") and stock options that do not so qualify ("nonstatutory options"). The option exercise price of each option shall be determined by the Committee. The option price of an ISO may not be less than 100% of the fair market value of the shares on the date of grant in the case of ISOs (110% in the case of ISOs granted to a greater than ten percent stockholder). The option price of a nonstatutory option may be not less than par value. However, the Committee's present intention is not to grant options at below the fair market value of the Stock on the effective date of grant. Subject to these limitations, the Committee may reduce the exercise price of an option at any time after the time of grant with the consent of the participant, but the option will be treated as a new option granted on the date of such reduction.

	The term of each option will be fixed by the Committee, but may not exceed ten years from the date of grant (five years in the case of an ISO granted to a greater than ten-percent stockholder).
The Committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee. The Committee may, in its discretion, provide that upon exercise of an option, instead of receiving shares free from restrictions under the Plan, the participant will receive shares of Restricted Stock or Deferred Stock Awards as defined below.
Also, if the market price of the Common Stock subject to an option exceeds the price of the option at the time of exercise, the Committee may, in its discretion, and upon request by an employee, cancel the option and pay to the employee an amount in cash or Common Stock equal to the difference between the fair market value of the Common Stock which would have been purchased pursuant to the exercise (determined on the date the option is canceled) and the aggregate exercise price which would have been paid.

	The exercise price of options granted under the Equity Incentive Plan must be paid in full in cash or by check, bank draft or money order, or if the terms of the option permit (or for a nonstatutory option, if the Committee so permits at or after the grant of the option), by shares of Common Stock which have been owned for at least six months (unless the Committee approves in any instance a shorter period), by a promissory note, by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price, or by any combination of the foregoing, provided that the par value of shares of Common Stock must be paid in cash or by check or other instrument acceptable to the Company.

	Stock Appreciation Rights. The Committee may also grant stock appreciation rights, alone or in conjunction with options, entitling the holder upon exercise to receive an amount in any combination of cash or shares of unrestricted Common Stock, Restricted Stock or Deferred Stock Awards (as determined by the
Committee), in general measured by the increase since the date of grant in the value of the shares covered by such right. Stock appreciation rights granted in tandem with options will be exercisable only at such time or times, and to the extent, that the related option is exercisable and will terminate upon the exercise of the related stock appreciation right.

	Treatment of Options and Stock Appreciation Rights Upon Termination of Employment. If a participant's employment terminates by reason of death or total or permanent disability, any option or stock appreciation right then held by the participant that is not exercisable immediately prior to such termination of employment will terminate on that date. Any remaining options and stock appreciation rights will remain exercisable for one year from the date of termination of the employment. In the event of any other termination of employment (or, in the case of a non-employee participant, in the event such participant ceases to be affiliated with the Company), all options and stock appreciation rights held by the participant that are not then exercisable shall promptly terminate; the participant's remaining options and stock appreciation rights will remain exercisable for a period of three months or such longer period as may be established by the Committee. (Termination of employment of an employee for cause will result in immediate termination of all awards if the Committee so determines before or after the date
of such termination.)   Notwithstanding the post-termination
exercise periods described above, no option or stock appreciation right may be exercised beyond its original term.

	Restricted Stock and Unrestricted Stock. The Committee may also award shares of Common Stock subject to such conditions and restrictions as the Committee may determine ("Restricted Stock").
The purchase price of shares of Restricted Stock shall be not less than par value (or past services of equivalent value). Recipients of Restricted Stock must accept an award within 60 days of the grant of such award by written instrument and tender full payment, if any, in order to have any rights with respect to the Restricted Stock. The Committee may at any time accelerate the dates on which the restrictions will lapse. Generally, shares of Restricted Stock are non-transferable, and if a participant who holds shares of Restricted Stock terminates employment or otherwise ceases to be affiliated with the Company for any reason including death or disability prior to the lapse or waiver of the restrictions, the employee must resell to the Company the shares of Restricted Stock for the amount paid for such shares, or forfeit them to the Company if no cash was paid; provided, however, that the Committee may provide that the restrictions lapse upon any such termination of employment. Prior to the lapse of restrictions on shares of Restricted Stock, the participant will have all rights of a stockholder with respect to the shares, including voting and dividend rights, subject only to the conditions and restrictions generally applicable to Restricted
Stock.

	Any participant making an election under Section 83(b) of the Internal Revenue Code with respect to Restricted Stock must provide a copy thereof to the Company within 10 days of the filing of such election with the Internal Revenue Service.

	The Committee may also grant shares which are free from any restrictions under the Equity Incentive Plan ("Unrestricted
Stock"). The purchase price of Unrestricted Stock must be not less than par value (or past services of equivalent value).

	Deferred Stock. The Committee may also make deferred stock awards under the Equity Incentive Plan ("Deferred Stock Awards"). Deferred Stock Awards entitle the recipient to receive shares of Common Stock in one or more installments at a future date or dates, and on such conditions as determined by the Committee. Except as otherwise specified in the grant or agreed to by the Committee, all such rights to which the participant has not become irrevocably entitled will terminate upon the participant's death, retirement or other termination of employment or other affiliation with the Company. The Committee may at any time accelerate the time at which delivery of all or any part of the shares will take place.

	Performance Awards (Cash or Stock). The Committee may also grant awards based on certain performance criteria ("Performance Awards") entitling the recipient to receive, without payment, shares of Common Stock or cash in such combinations as the Committee may determine. Payment of the award may be conditioned on achievement of personal, corporate, departmental or any other category of performance goals and such other conditions as the Committee shall determine. Except as otherwise specified in the grant or agreed to by the Committee, rights under a Performance Award to which the participant has not become irrevocably entitled will terminate upon a participant's death, retirement or other termination of employment or other affiliation with the Company. Any conditions in an award may be waived or modified by the Committee at any time.

	Loans. The Company may make a loan to a participant ("Loan"), either on the date of or after the grant of any award to the participant. A Loan may be made either in connection with the purchase of Common Stock under the award or with the payment of any Federal, state and local income tax with respect to income recognized as a result of the award. The Board [to be checked] will have full authority to decide whether to make a Loan and to determine the amount, terms and conditions of the Loan, including the interest rate. However, no Loan may have a term (including extensions) exceeding ten years in duration.

	Supplemental Grants. In connection with any award, the Committee may at the time such award is made or at a later date, provide for and grant a cash award to the participant ("Supplemental Grant") not to exceed an amount equal to (1) the amount of any Federal, state and local income tax on ordinary income for which the participant will be liable with respect to the award, plus (2) an additional amount on a grossed-up basis necessary to make the participant whole after tax, discharging all the participant's income tax liabilities arising from the Supplemental Grant. Except as otherwise specified in the grant or agreed to by the Committee, rights under a Supplemental Grant to which the participant has not become irrevocably entitled will terminate upon a participant's death, retirement or other termination of employment or other affiliation with the Company.

	No award granted under the Equity Incentive Plan (other than an award in the form of an outright transfer of cash or Unrestricted
Stock) may be transferred other than by will or by the laws of descent and distribution and during an employee's lifetime an award requiring exercise may be exercised only by the participant
(or in the event of the participant's incapacity, the person legally appointed to act on the participant's behalf).

	Adjustments in Common Stock; Certain Corporate Transactions. In the event of a stock dividend, stock split and certain other changes in the Company's capitalization, including extraordinary distributions to shareholders, the Committee will make appropriate adjustment to the maximum number of shares that may be delivered under the Plan, the number of shares subject to outstanding awards, the exercise price of outstanding awards, and other appropriate adjustments. The Committee may also make such adjustments in other circumstances if it deems the adjustments necessary to avoid distortion in the operation of the Plan.

	In the event the Company is acquired under prescribed circumstances, all outstanding awards will terminate. The Committee in its discretion may, however, accelerate the exercisability of (or lift restrictions applicable to) outstanding awards, or if the participant will be employed by the acquiring corporation or an affiliate, may arrange for replacement awards.

	Withholding Requirements. The grant or exercise of awards may be subject to tax withholding requirements, as described below.
Where Common Stock may be delivered under an award, the Committee may require that the participant or other appropriate person either remit to the Company an amount necessary to satisfy withholding requirements or make other satisfactory arrangements
(including, if the Committee so permits, the holding back of shares from payments under the award).

	Where a participant purchases Common Stock under an award for a price equal to the par value of the Stock, the Committee may determine that the price has been satisfied by past services rendered by the participant.

	Effect, Discontinuance, Cancellation, Amendment and Termination. The Committee may at any time discontinue granting awards under the Equity Incentive Plan. The Board may at any time or times amend the Equity Incentive Plan (and the Committee may amend any outstanding award) or any outstanding award for any purpose which may at the time be permitted by law, or may at any time terminate the Equity Incentive Plan as to any further grants of awards, except that the following amendments may not be made without the approval of the stockholders of the Company: increase in the maximum number of shares available under the Plan or change in the group of persons eligible to receive awards under the Plan. No amendment or termination of the Equity Incentive Plan may adversely affect the rights of any participant (without the participant's consent) under any award previously granted.

Federal Income Tax Effects

	In general, neither the grant nor the exercise of an incentive stock option will result in taxable income to the option holder or a deduction to the Company. However, option holders exercising incentive stock options may become subject to the alternative minimum tax by reason of that exercise.

	If the stock received upon the exercise of an incentive stock option is held for at least two years from the date of grant and at least one year after the date of exercise, any gain or loss recognized upon the disposition of the stock will be considered long-term capital gain or loss and will be taxed accordingly. If shares received upon exercise of an incentive stock option are disposed of before the holding period requirements described above have been satisfied (a "disqualifying disposition"), the option holder will realize ordinary income, and the Company will be entitled to a deduction, equal in general to the difference between the option price and the value of the stock on the date of exercise. The amount of ordinary income realized on a disqualifying disposition may be limited when the stock is sold for less than its value on the exercise date. Incentive options granted to an optionee will be treated for Federal income tax purposes as non-statutory options (see below) to the extent the aggregate value (determined as of the time of grant) of the stock for which the options first become exercisable in any calendar year exceeds $100,000.

	In the case of non-statutory options, no income results upon the grant of the option. When an option holder exercises a non-statutory option, he or she will realize ordinary income, subject to withholding, equal in general to the excess of the then-fair market value of the stock over the option price . The Company will in general be entitled to a deduction equal to the amount of ordinary income realized by the optionee, provided the Company satisfies certain withholding and reporting requirements.

	Special rules will apply in the case of officers or directors subject to the short-swing profit limitations of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange
Act"), who exercise options within six months of the grant of those options.

	Section 162(m) of the Internal Revenue Code limits to $1 million the deduction a public corporation may claim with respect to the remuneration paid in any year to any of the Corporation's top five officers. The deduction limitation is subject to a number of important exceptions, including an exception for so-called "performance-based" compensation. It is anticipated that options granted under the Plan as proposed to be amended will be eligible for an exception from the $1 million deduction limitation. However, final regulations under Section 162(m) have not yet been issued.

	The Internal Revenue Code also imposes a 20% additional tax, and denies a deduction, where remuneration paid in connection with a change in control exceeds specified limits. In determining whether these limits have been exceeded, options that vest upon a change in control of the Company may be taken into account.

	The foregoing summary is limited to Federal income tax consequences and does not purport to be a complete description of those taxes.

Recommendation of  the Board of Directors

	The Board of Directors unanimously recommends a vote FOR the Equity Incentive Plan.

Vote Required for Approval

	Approval of the Equity Incentive require the affirmative vote of the holders of the shares of Class A Common Stock, Class B Common
Stock and Class A Preferred Stock, voting together as a single class, representing a majority of the votes cast on the proposal.
The Equity Incentive Plan will become effective upon stockholder approval thereof.



ITEM #3	PROPOSED AMENDMENT TO THE
	ARTICLES OF INCORPORATION

	The Vermont Business Corporation Act, which became effective January 1, 1994 and replaced a statute that the out-moded in various respects, authorizes the inclusion in the Articles of Incorporation of Vermont Business Corporations of a provision eliminating or limiting, with certain specified exceptions, the liability of the directors to the Corporation or its shareholders for money damages. On May __, 1995 the Board of Directors adopted, subject to shareholder approval at the 1995 Annual
Meeting, the proposed amendment to the Articles of Incorporation, a copy of which is attached as Exhibit B to the Proxy Statement.
The proposed amendment provides that directors are not subject to monetary liability in suits brought by the Company or its stockholders for breach of a director's fiduciary duty except in the following classes of cases where such elimination is not permitted by the Vermont Business Corporation Act: (i) where the director received personal financial benefit, (ii) where the director intentionally caused harm to the Company, (iii) where the director improperly approved a specified unlawful distribution by the Company, and (iv) where the director committed an intentional violation of criminal law.

	The official commentary to the Model Business Corporation Act, on which the Vermont Business Corporation Act was largely based, states that "Developments in the mid- and late 1980s highlighted the need to permit reasonable protection of directors from exposure to personal liability, in addition to indemnification [of directors, which in the Company's case, is permitted by the Company's By-Laws in accordance with the Vermont Business
Corporation Act], so that directors would not be discouraged from fully and freely carrying out their duties, including responsible entrepreneurial risk-taking. These developments included increased costs and reduced availability of directors and officer liability insurance, the decision of the Delaware Supreme Court in Smith v. Van Gorkom [which has had impact broadly outside
Delaware as well] and the resulting reluctance of qualified individuals to serve as directors."

	The proposed amendment provides for reasonable protection for directors, and contains appropriate exclusions where monetary relief continues to be available in lawsuits brought by the Corporation's stockholders, does not prevent equitable relief against directors, and has no application in suits brought against directors by persons other than stockholders or in suits brought against directors by stockholders for matters other than breach of directors' fiduciary duties.

Recommendation of the Board of Directors

	The Board of Directors has approved the proposed amendment to the Articles of Incorporation of the Company and believes that such amendment is advisable and in the best interests of the Company and its stockholders. Accordingly, the Board of Directors recommends a vote FOR approval of the proposed amendment.

Vote Required

	The affirmative vote of the holders of at least a majority of all outstanding shares of Class A Common Stock, Class B Common
Stock and Class A Preferred Stock, voting together as a single class, is required to approve the amendment.


ITEM 4.  	PROPOSED AMENDMENT TO THE BEN & JERRY'S HOMEMADE, INC.
	1986 EMPLOYEE STOCK PURCHASE PLAN

General

	The Ben & Jerry's Homemade, Inc. 1986 Employee Stock Purchase Plan was originally adopted by the Board of Directors on May 22, 1986 and then approved by the stockholders on June 28, 1986.

	On May ____, 1995 the Board of Directors adopted, subject to shareholder approval, an amendment (the "Amendment") to increase the maximum annual number of shares which may be purchased under the Plan by any individual employee in any calendar year. The Amendment increases the maximum annual number from 400 shares to the total of that number of shares which (if elected to be purchased at the end of the two six month Option Periods in the calendar year) results from the grant by the Company at the start of each such six month Option Period of options to purchase shares having a fair market value at the start of each such six month period of not more than $12,500. The proposed maximum annual number of shares is the maximum annual number permitted by Section 423 of the Internal Revenue Code. The maximum annual number is calculated in accordance with the Internal Revenue Code in terms of options granted (rather than shares actually purchased) and in terms of the fair market value of the shares under option at the start of the six month Option Period (not the fair market value of shares actually purchased at the end of the Option Period). The form of Amendment is set forth as Exhibit C to this Proxy
Statement.

	The Board believes that each eligible employee should have the opportunity to purchase the maximum annual number of shares of stock in the Company that is permitted for plans of this type by the applicable tax laws. At May 1, 1995, approximately __________ employees were eligible to participate. As of May 1, 1995 a total of 75,065 shares of Class A Common Stock (the "Common Stock") had been purchased under the Ben & Jerry's Homemade, Inc. 1986
Employee Stock Purchase Plan, leaving an aggregate of 224,935 shares that may still be delivered under that Plan.

	Set forth below is a summary description of the Ben & Jerry's Homemade, Inc. Employee Stock Purchase Plan as now in effect, and including the proposed amendment increasing the maximum annual number of shares that may be purchased by any eligible employee in any calendar year (the "Plan").

Purpose of the Plan; Purchase Price

	The purpose of the Plan is intended to provide a method for eligible employees to acquire an interest in the future of the Company by purchasing its Class A Common Stock (the "Common
Stock") at a reduced price. The Company expects that the Plan, as proposed to be amended, will further encourage such stock ownership and increase the employees' proprietary interest in the Company's success.

	Under the Plan, eligible employees of the Company and its subsidiaries are given the option (under each six month Option Period) to purchase shares of Common Stock at 85% of the lower of the fair market value of the Common Stock (i) on the date of commencement of each six month Option Period and (ii) on the date of the end of each such six month Option Period. Employees participate by means of payroll deductions. The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code.

Administration

	The Plan is administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"). No member of the Committee is eligible to participate in the Plan.

Eligibility

	Each employee of the Company having at least six months of continuous service on the date of grant of an option under each Option Period will be eligible to participate in the Plan. However, any employee who immediately after the grant of an option is determined under the provisions of Sections 423 and 424(d) of the Internal Revenue Code of 1986 (the "Code") to own 5% or more of the total combined voting power or value of all classes of the Company's stock would not be eligible to participate. In addition, no employee may be granted an option under the Plan which would permit his or her rights to purchase shares of the Company's Common Stock under all employee stock purchase plans of the Company and any parent and subsidiary corporations to accrue at a rate which exceeds $25,000 in fair market value of such stock (determined at the time the option is granted) for each calendar year during which any such option granted to him or her is outstanding at any time. The Amendment will, in effect, adopt this Internal Revenue Code maximum annual amount as the annual limit for each individual employee under the Plan. See "Individual Maximum Annual Limit".

Shares Subject to the Plan

	Subject to adjustment as explained below under "Changes in Stock", the stock which may be issued and sold under the Plan cannot exceed in the aggregate 300,000 shares of stock of the Company, of which 75,065 shares had been sold as of May 1, 1995, leaving an aggregate of 224,935 shares available for delivery under the Plan. If options granted under the Plan expire, lapse or otherwise terminate without being exercised, the shares of stock not purchased under such options again become available for delivery under the Plan. Stock delivered upon the exercise of options may, as determined by the Board of Directors, be either Class A Common Stock or Class B Common Stock, or a combination of both, and may be either authorized but unissued shares or shares previously issued and reacquired by the Company. However, consistent with a rule of the NASDAQ National Market System, only Class A Common Stock will currently be issued under the Plan.

Method of Participation; Six Month Option Periods;
Purchase Price

	Under the Plan, options are granted twice yearly, on January 1 and July 1 and are exercisable effective on the succeeding June 30 or December 31. Options are exercisable through accumulation of payroll deductions over the option period (of not less than 2% nor more than 10% of the employee's compensation, as defined in the
Plan), for the number of whole shares, not in excess of the number of shares for any one six-month option period described below under "Individual Maximum Annual Limit".

	The purchase price for shares will be the lower of 85% of the fair market value of the Common Stock (i) at the time of grant at the start of the six month Option Period or (ii) at the time of exercise at the end of the six month Option Period. The fair market value of the Common Stock shall be the Closing Price (as determined in accordance with the terms of the Plan) on the applicable date. The number of shares each employee is entitled to purchase is subject to proportionate reduction in the event the number of shares then being offered under the Plan is over-subscribed. As set forth above, the Board of Directors has presently determined to make available only Class A Common Stock for purchase under the Plan.

Individual Maximum Annual Limit

	The maximum annual number of shares that may be purchased under the Plan by an individual in any calendar year shall be the total of the number of shares which (if elected to be purchased at the end of each of the two six month Option Periods in any calendar year) results from the grant by the Company at the start of each such six month Option Period of options to purchase shares having a fair market value at the start of each such six month Option
Period of not more than $12,500.

Cancellation and Withdrawal; Termination of Employment

	An employee who holds an option under the Plan may at any time prior to exercise thereof cancel all (but not less than all) of his or her options by delivery of written notice to the Company.
Such cancellation will not have any effect upon such employees eligibility to participate in subsequent six month Option Periods. Upon such cancellation, the balance in the withholding account of the employee shall be returned to him or her, with interest (determined in accordance with the provisions of the Plan) at a simple interest rate of 6% per annum, or such higher or lower rate as may be established in advance by the Board of Directors. (The Board has currently established the rate of interest as the average rate paid during each Option Period to the Company by Howard National Bank, Waterbury, Vermont on the cash deposits made by the Company in said bank under the Plan.) In the event that an optionee ceases to be employed by the Company prior to the end of an Option Period for any reason other than death, his or her Option shall terminate and the balance in the withholding account of the employee shall be returned with interest as provided above.

Rights in Event of Death of Employee

	An employee may elect to have the amount credited to his or her withholding account at the time of his death applied to the exercise of his or her option for the benefit of named beneficiaries or to cancel his or her option upon death as provided above. In the absence of an election, the death of an employee will be deemed to effect a cancellation of the employee's option.

Changes in Stock

	In the event there is a change in the outstanding stock of the Company due to a stock dividend, split-up, recapitalization, merger, consolidation, reorganization or other capital change, the aggregate number and class of shares available under the Plan and under any outstanding options, the option price, the individual share limit described under "Individual Maximum Annual Limit" above, and other provisions, will be appropriately adjusted.

Amendments and Termination of Plan

	The Board of Directors has the right to amend the Plan at any time, but cannot make an amendment (other than in the event of a change in capital stock, as described above) relating to the aggregate number of shares available under the Plan or the employees or class of employees eligible to participate, without the approval of the shareholders within twelve months before or after its adoption by the Board. The Board of Directors may suspend or terminate the Plan at any time, but such termination will not affect the rights of employees and others holding options at the time of termination. Unless extended by the Board and the stockholders, the Plan will terminate in any case when all or substantially all of the shares reserved for the purposes of the Plan have been purchased.

Conditions of Issue

	The Plan provides that the Company's obligation to issue and deliver any shares of Common Stock thereunder shall be subject to the approval required of any governmental authority in connection with the authorization, issuance, sale or transfer of said shares, to any requirements of any national securities exchange applicable thereto, and to compliance by the Company with other applicable legal requirements in effect from time to time.

Resale of Shares Purchased Under the Plan

	In order to carry out the purposes of the Plan, participating employees may not (except as permitted by the Board) sell or otherwise transfer any shares purchased under the Plan for such period, not exceeding two years, as is specified by the Board.
The Board presently intends to continue to specify a one-year holding period. The Company is advised that, after the expiration of any such period, shares acquired under the Plan by employees who are not "affiliates" of the Company may be sold by such employees without registration under the Securities Act of 1933, as amended. An "affiliate" of a company is a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with such company.
Public resales by employees who are "affiliates" will be subject to registration or compliance with the requirements of Rule 144 under the Securities Act of 1933, other than the holding period requirements of Paragraph (d) of that Rule.

Nontransferability of Options

	Each employee's rights in an option will be exercisable during his or her lifetime only by him or her and may not be sold, pledged, assigned or otherwise transferred. In the event that an employee violates the foregoing provisions, any options held by him or her may be terminated by the Company and, upon return of the balance of the employee's withholding account, all of the employee's rights under the Plan will terminate.

Exercise of Options at the End of Each Option Period

	If an employee is a participant in the Plan on the last business day of an Option Period, he or she shall be deemed to have exercised the option granted to him or her for that period. Upon such exercise, the Company shall apply the balance of the participant's withholding account to the purchase of the amount of whole shares, not in excess of the individual limit described under "Individual Maximum Annual Limit", purchasable under the Plan and as soon as practicable thereafter issue and deliver certificates for such shares to the participant, and shall return to him or her the balance, if any, of his or her withholding account in excess of the total purchase price of the shares so issued. No fractional shares will be issued pursuant to the Plan.
In the event of the death of an employee, the Company is not obligated to deliver any shares and/or cash to a beneficiary until the Company has received proof of the beneficiary's identity, existence and valid designation. An optionee shall have no rights as a shareholder with respect to shares covered by his option until such shares are fully paid and until the date of the issuance of a stock certificate to him or her.

No Continuance of Employment

	Nothing contained in the provisions of the Plan shall impose any obligation on the Company and its subsidiaries to continue the employment of any optionee or interfere in any way with the right of the Company to terminate the employment of any of its employees at any time; nor shall the Plan be construed to give the Company the right to require any employee to remain in its employ or to interfere with an employee's right to terminate his employment at any time.

Effective Date of Proposed Amendment

	If the proposed Amendment is approved by stockholders, it will become effective on that date and therefore will be in effect for the six month Option Period commencing July 1, 1995.

Federal Income Tax Information

	The following summarizes certain federal income tax consequences of participation in the Plan. It does not cover employment taxes except as specified, nor does it cover other federal, state, local or foreign tax consequences, if any.

	Rights granted under the Plan are intended to quality for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under Section 423 of the Code.

	A participant will be taxed on amounts withheld for the purchase of shares of Common Stock as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the shares acquired, and the method of taxation will depend upon the holding period of the purchased shares.

	If the purchased shares of Common Stock are disposed of more than two years after the beginning of the applicable offering period and more than one year after the exercise date or if the participant dies at any time while holding the stock, then the lesser of (a) the excess of the fair market value of the stock at the time of such disposition over the purchase price or (b) 15% of fair market value of the stock as of the beginning of the applicable offering period will be treated as ordinary income.
Any further gain or any loss will be taxed as a long-term capital gain or loss. Net long-term capital gains for individuals are currently subject to a maximum marginal federal income tax rate of 28%, and the maximum marginal rate for ordinary income is currently 39.6%.

	If the stock is sold or disposed of by the participant before the expiration of either of the holding periods described above (a "disqualifying disposition"), then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition. The Company may, in the future, be required to withhold income taxes relating to such ordinary income from other payments made to the participant. The balance of any gain on a sale will be treated as capital gain. Even if the stock is sold for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on the exercise date. Any capital gain or loss will be long or short-term depending on whether the stock has been held for more than one year.

	There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Plan. The
Company will, in general, be entitled to a deduction to the extent amounts are taxed as ordinary income to a participant by reason of a disqualifying disposition of the purchased shares of stock, but will not be entitled to a deduction in respect of the ordinary income realized by a participant upon a later disposition, or realized upon death. The Company's deduction may be limited under Code Section 162(m) and may be subject to disallowance for failure to satisfy related withholding obligations, if any.

Recommendation of the Board of Directors

	The Board of Directors believes it is important to have the Amended Employee Stock Purchase Plan to encourage the purchase by employees of Common Stock of the Company. The Board recommends a vote FOR the Amendment to the Employee Stock Purchase
Plan.

Vote Required

	The proposed Amendment to the Employee Stock Purchase Plan must be approved by a majority of the votes cast of the outstanding shares of Class A Common Stock, Class B Common Stock and Class A
Preferred Stock, voting together, of the Company present in person or represented by proxy at the meeting, and entitled to vote on this matter.


ITEM 5.  	APPROVAL OF 1995 NON-EMPLOYEE DIRECTORS' PLAN
	FOR STOCK IN LIEU OF DIRECTORS' CASH RETAINER

	The 1995 Non-Employee Directors' Plan for Stock in Lieu of Directors' Cash Retainer (the "Directors' Plan") was adopted by the Board of Directors on May ____, 1995, subject to approval by the Company's stockholders. If stockholder approval is obtained, the Directors' Plan will become effective on the date of the Annual Meeting.

	The principal features of the Directors' Plan are summarized below. The summary is qualified in its entirety by the full text of the Directors' Plan, which is set forth as Exhibit D to this Proxy Statement.

General

	The purposes of the Directors' Plan are to promote the long-term success of the Company by more closely aligning the interests of the non-employee directors and the stockholders of the Company, to provide an additional inducement for the non-employee directors to remain as directors of the Company and to provide a means through which the Company may attract able persons to serve as directors of the Company.

	The aggregate number of shares which may be issued under the Directors' Plan is 15,000 shares of the Company's Class A Common Stock (the "Common Stock"), subject to proportionate adjustment in the event of stock splits and similar events. The shares may be either authorized but unissued shares or treasury shares or a combination of such shares. Under the Plan, electing eligible directors will relinquish their annual cash retainer (currently $9,000), and Common Stock will be issued in lieu thereof.

Administration

	The Directors' Plan will be administered by the Board of Directors or by a committee appointed by the Board of Directors and consisting of members of the Board (the "Committee").

	The Committee has the power to interpret the Directors' Plan and to prescribe rules, regulations and procedures. All questions of interpretation and application of the Directors' Plan are subject to the determination of the Committee.

Stock in Lieu of Cash Retainer

	Under the Directors' Plan, each person who is a member of the Board of Directors of the Company and who is not an employee or full-time consultant of the Company or any of its subsidiaries (an "Eligible Director") and who so elects by written notice to the Company will be paid annually, in lieu of the cash retainer payable for his or her service on the Board, in shares of Common Stock having a fair market value (as of the date of payment) equal to the amount of such retainer. The "retainer" payable to an Eligible Director, who so elects, does not include meeting fees, if any, payable for attendance at meetings of the Board or committees. (The Company presently does not pay meeting fees.)
The payment of Common Stock to Eligible Directors shall generally be made on the date 30 days after the Annual Meeting of Stockholders at which directors are elected (or, in the case of an Eligible Director elected as a director by the Board, on the date
30 days after such election). An Eligible Director shall be entitled to receive shares of Common Stock in lieu of annual cash retainer only if he or she serves as a director of the Company through the date of the first meeting of the Board of Directors following the Annual Meeting (or such election by the Board) and files the appropriate election in accordance with the provisions of the Directors' Plan.

Federal Income Tax Consequences

	The following is a brief summary of the principal federal income tax consequences of the issuance of shares of Common Stock in lieu of cash retainers under present law.

	A director will recognize taxable income for federal income tax purposes upon receipt of shares of Common Stock in lieu of the annual cash retainer equal to the fair market value of the shares.
In each instance that an amount is treated as compensation received, the Company is entitled to a corresponding deduction in the same amount for compensation paid.

Amendment and Termination

	The Board of Directors may amend, alter, suspend, discontinue or terminate the Directors' Plan or any issuance of shares of Common
Stock thereunder, except that no such action by the Board of Directors may impair the rights of a participant in the Directors'
Plan with respect to shares of Common Stock issued to him or her under the Directors' Plan without such participant's consent. The Directors' Plan will remain in effect until it is terminated by the Board of Directors or until no Common Stock remains available for issuance under the Directors' Plan, and the Company has no further rights or obligations with respect to Common Stock under the Directors' Plan.

Recommendation of the Board of Directors

	The Board of Directors believes it is important to adopt the 1995 Non-Employee Directors' Plan for Stock in Lieu of Directors'
Cash Retainer to encourage the purchase by such directors of Common Stock of the Company. The Board recommends a vote FOR the 1995 Non-Employee Directors' Plan for Stock in Lieu of
Directors' Cash Retainer.

Vote Required

	The proposed Non-Employee Directors' Plan for Stock in Lieu of Directors' Cash Retainer must be approved by a majority of the votes cast of the outstanding shares of Class A Common Stock, Class B Common Stock and Class A Preferred Stock, voting together, of the Company present in person or represented by proxy at the meeting, and entitled to vote on this matter.


ITEM #6	RATIFICATION OF SELECTION OF AUDITORS

	The Board of Directors has selected the independent public accounting firm of Ernst & Young to audit the accounts of the Company for the fiscal year 1995. The Board of Directors has recommended that stockholders ratify this selection. The Board of Directors will review its selection if this proposal is not approved by the stockholders of the Company at the Annual Meeting.

	Neither the firm of Ernst & Young nor any of its partners has a direct or materially indirect financial interest in the Company.
Representatives of the firm of Ernst & Young will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to reply to stockholder inquiries.

Recommendation of the Board of Directors

	The Board of Directors recommends a vote FOR the proposal to ratify the selection of Ernst & Young as the Company's independent auditors for 1995.

Vote Required

	The affirmative vote of a majority of the votes properly cast on the matter by all shares of outstanding stock of the Company, voting together, at the Annual Meeting is required to ratify the selection of Ernst & Young as the Company's independent auditors for 1995.


Security Ownership of Certain Beneficial Owners and
Management

	The following table sets forth certain information as of May 1, 1995 with respect to the beneficial ownership of the outstanding shares of Class A Common Stock, Class B Common Stock and Preferred Stock by (i) all persons owning of record, or beneficially to the knowledge of the Company, more than five percent of the outstanding shares of Class A Common Stock, Class B Common Stock or Preferred Stock, (ii) each director and executive officer of the Company individually, (iii) all directors and officers of the Company as a group and (iv) The Ben & Jerry's Foundation, Inc.
The mailing address of each of the persons shown and of the Foundation is c/o the Company, P.O. Box 240, Route 100, Waterbury, Vermont 05676.

                      		          Amount of         Amount of
		                               Beneficial	       Beneficial	          Amount of
		                              Ownership of	     Ownership of	       Beneficial
		                               Class A	            Class B	         Ownership of
		                             Common Stock     	  Common Stock    	  Preferred Stock
			                                  Percentage		         Percentage		        Percentage
		                          Number	  of	         Number	  of	         Number  of
		                          of	      Outstanding	of	      Outstanding of	     Outstanding
		                          Shares	  Shares <F1> 	Shares	 Shares <F2> Shares	 Shares
Ben Cohen <F3	              614,373	 9.8%	       487,876	 52.6%	      --	     --
Robert Holland Jr	   	            *	  --	             --	   --	       --      --
Fred Lager <F4>	             25,600	    *	        53,600	  5.8%	      --	     --
Jeffrey Furman <F5>, <F6>    10,000	    *	        30,300	  3.3%	      --	     --
Merritt C. Chandler	          1,072	    *	            36	    *	       --	     --
Henry Morgan	                 2,700	    *	            -- 	  --	       --	     --
Jerry Greenfield <F5>       135,000	  2.2%	       90,000	  9.7%	      --	     --
Frederick A. Miller	            400	    *	            --	   --	       --	     --
Elizabeth Bankowski	          2,835	    *	            --	   --	       --	     --
Frances Rathke	               3,315	    *	            --	   --	       --	     --
All officers and directors
 as a group (10 persons)	   795,295	 12.7%	      661,812	 71.3%	      --	     --
The Ben & Jerry's
 Foundation, Inc. <F7>	         --	   --	             --	   --     	 900	     100%
______________________
*Less than 1%

<F1>Based on the number of shares of Class A Common Stock
outstanding as of May 1, 1995. Each share of Class A Common Stock entitles the holder to one vote.
<F2>Based on the number of shares of Class B Common Stock
outstanding as of May 1, 1995. Each share of Class B Common Stock entitles the holder to ten votes except as may be limited by law.
<F3>Under the regulations and interpretations of the Securities and Exchange Commission, Mr. Cohen may be deemed to be a parent of the Company.
<F4>Mr. Lager owns these shares jointly with his wife.
<F5>By virtue of their positions as two of the three current directors of the Foundation, which has the power to vote or dispose of the Preferred Stock, each of Messrs. Greenfield, a co-founder, Director and Vice Chairman of the Company, and Furman, a Director of and consultant to the Company, may be deemed, under the regulations and interpretations of the Securities and Exchange Commission, to own beneficially the Preferred Stock.
<F6>Does not include 210 shares of Class A Common Stock and 105 shares of Class B Common Stock owned by Mr. Furman's wife, as to which he disclaims beneficial ownership.
<F7>While the Foundation is an entity legally separate from the
Company, it may be deemed to be an affiliate of the Company under the securities laws.

VOTING

	Consistent with state law and under the Company's by-laws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as Judges of Election for the meeting.

	The nine nominees for election as Directors at the Annual Meeting who receive the greatest number of votes properly cast for the election of Directors shall be elected Directors. A majority of the votes properly cast on the matter in necessary to approve any other matter which comes before the Annual Meeting, except where law or the Company's Articles of Association or by-laws require otherwise.

	The Judges of Election will count the total number of votes cast "for" approval of proposals, other than the election of Directors, for purposes of determining whether sufficient affirmative votes have been cast. The Judges of Election will count shares represented by proxies that withhold authority to vote for a nominee for election as a Director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the Annual Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but neither abstentions nor broker non-votes will have any effect on the outcome of voting on the matter.

MISCELLANEOUS

	Each of the Compensation Committee Report on Executive Compensation and the Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company later specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

STOCKHOLDER PROPOSALS

	Any stockholder proposal intended for presentation at the 1996 Annual Meeting must be received by the Secretary of the Company at the Company's headquarters in Waterbury, Vermont by January 31,
1996.

GENERAL

	The proxy confers discretionary authority with respect to any other business which may come before the Annual Meeting of Stockholders, including rules for the conduct of the meeting. The Board of Directors knows of no other matter to be presented at the Meeting. It is the intention of the persons named as proxies to vote the shares to which the proxies relate according to their best judgement if any matters not included in the Proxy Statement do properly come before the Meeting, unless the contrary is indicated.

May 8, 1995 													  Ben & Jerry's Homemade, Inc.